Exhibit 6.20

Greene Concepts – Cram Racing Enterprises Sponsorship Agreement

This Sponsorship Agreement, hereinafter referred to as "Agreement," is entered into and made effective as of August 29th, 2021 ("Effective Date") by and between the following parties:

Greene Concepts ("Sponsor"), a corporation, incorporated under the laws of the state of California, having its principal place of business at the following address:

1865 Herndon Ave.
Suite K-358
Clovis, CA 93611
Email: lenny@greeneconcepts.com

and

Cram Racing Enterprises, LLC ("Influencer"), a limited liability company, organized under the laws of the state of North Carolina, having a primary address as follows:

192 Singleton Rd.
Mooresville, NC 28117
Email: cramkkasd@gmail.com

Greene Concepts, Inc. and Cram Racing Enterprises may be referred to individually as "Party" and collectively as the "Parties."

Both Parties do hereby agree as follows:

Article 1 - SPONSORSHIP:

During the Term of this Agreement, as defined below, Greene Concepts agrees to pay a total of $65,000.00 to Cram Racing Enterprises for the following:

PLUS PACKAGE TITLE SPONSORSHIP for the following three races:

Darlington, SC on 9-5-2021, Martinsville, VA 10-30-2021, and Phoenix, AZ 11-5-2021

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To include:

*Full truck wrap in Be Water design / interchangeable per event (meaning you can choose different design concepts such as the Bruce Lee idea for specific races)
*Driver custom fire suit in Be Water colors and design
*Driver helmet Be Water decals
*Be Water crew shirts
*Pit wall Be Water banner
*VIP access passes for your guests
*Private suite access available at select races for additional cost (TBD by venue)
*An in person event at the bottling plant in Marion, NC to include meeting Dawson, showcasing the race truck, autographs and special edition hero cards to hand out.
*Greene Concepts, Inc. website link added to Our Partners page on dawsoncram.com
*Social and digital media
*TV, radio and press release print coverage

Article 2 - TERM:

The Term of this Agreement shall begin on the Effective Date and remain in effect until occurrence of the following event:

The conclusion of the Phoenix race on 11/5/2021

Article 3 - EXCLUSIVITY:

The Parties agree that there is no exclusivity as a result of this Agreement. In other words, both Sponsor and Influencer are free to work with other parties with no restrictions.

Article 4 - SPECIFIC TERMS:

The specific terms applicable to the sponsorship are as follows:

*Full truck wrap in Be Water design / interchangeable per event (meaning you can choose different design concepts such as the Bruce Lee idea for specific races)
*Driver custom fire suit in Be Water colors and design
*Driver helmet Be Water decals
*Be Water crew shirts
*Pit wall Be Water banner
*VIP access passes for your guests
*Private suite access available at select races for additional cost (TBD by venue)
*An in person event at the bottling plant in Marion, NC to include meeting Dawson, showcasing the race truck, autographs and special edition hero cards to hand out.
*Greene Concepts, Inc. website link added to Our Partners page on

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dawsoncram.com
*Social and digital media
*TV, radio and press release print coverage

Article 5 - INTERNAL REVENUE SERVICE:

Greene Concepts, Inc. and Cram Enterprises, LLC each acknowledge and agree that each Party is solely and exclusively responsible for their own tax liabilities due to the Internal Revenue Service (including, specifically, under the corporate sponsorship rules). Greene Concepts will provide any required paperwork or documentation to Cram Enterprises, but will not deduct funds or otherwise assist in the payment of Cram Enterprises taxes in any way.

Article 6 - FTC RULES:

Greene Concepts, Inc. and Cram Enterprises, LLC each acknowledge the requirement to follow guidelines promulgated by the Federal Trade Commission (FTC) regarding sponsorships and each Party hereby agrees to do so. Such requirements include disclosure of the sponsorship. Disclosure must include that Cram Racing Enterprises has a material connection with Greene Concepts and that CRE is being paid or receiving other consideration for the sponsorship.

Article 7 - PAYMENT:

Greene Concepts agrees to pay Cram Enterprises through the following method: Wire Transfer.

Payment will be made as follows:

Wire transfer can be made to Cram Enterprises account for the sum of $65,000.00 upon the execution of this agreement.

Article 8 - INTELLECTUAL PROPERTY:

Sponsor is the sole owner of all right, title, and interest in and to all of Sponsor's intellectual property, including all logos, trademarks, trade names, patents, and copyrighted material, including but not limited to web materials ("Sponsor IP"). Influencer is the sole owner of all right, title, and interest in and to all of Influencer's intellectual property, including all logos, trademarks, trade names, patents, and copyrighted material, including but not limited to web materials and Influencer's likenesses ("Influencer IP").

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Sponsor hereby grants Influencer a limited, non-exclusive, non-transferable, revocable license to use the Sponsor IP solely and exclusively in connection with the terms of this Agreement. Influencer may use the Sponsor IP to promote Sponsor's goods, refer to the Sponsorship and/or to send third parties to Sponsor's online or brick-and-mortar properties for promotion. Influencer shall not use the Sponsor IP in any way to imply that Sponsor endorses Influencer or any of Influencer's products or services. Sponsor reserves the right to review and approve in advance all uses of the Sponsor IP.

Influencer hereby grants Sponsor a limited, non-exclusive, non-transferable, revocable license to use the Influencer IP solely and exclusively in connection with the terms of this Agreement. Sponsor may use the Influencer IP to refer to the Sponsorship.

Each Party hereby warrants and agrees that there are no encumbrances on their respective intellectual property and that no third-party rights will be violated by the grant of the limited licenses herein.

The licenses granted through this agreement will automatically terminate at the termination of this Agreement. Each Party agrees to cease use of the licensed intellectual property at that time.

Article 9 - ENTIRE AGREEMENT:

This Agreement constitutes the entire understanding between the Parties with respect to the sponsorship. This Agreement supersedes and replaces all prior or contemporaneous agreements or understandings, written or oral.

Article 10 - GENERAL PROVISIONS:

A) LANGUAGE: All communications made or notices given pursuant to this Agreement shall be in the English language.

B) JURISDICTION, VENUE & CHOICE OF LAW: The laws of California shall govern any matter or dispute relating to or arising out of this Agreement, as well as any dispute of any kind that may arise between Sponsor and Influencer, with the exception of its conflict of law provisions. In case any litigation specifically permitted under this Agreement is initiated, the Parties agree to submit to the personal jurisdiction of the state and federal courts of the following county: San Diego, California. The Parties agree that this choice of law, venue, and jurisdiction provision is not permissive, but rather mandatory in nature. The Parties hereby waive the right to any objection of venue, including assertion of the doctrine of forum non conveniens or similar doctrine.

C) ARBITRATION: In case of a dispute between the Parties relating to or arising out of this Agreement, the Parties shall first attempt to resolve the dispute personally

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and in good faith. If these personal resolution attempts fail, the Parties shall then submit the dispute to binding arbitration. The arbitration shall be conducted in the following county: San Diego. The arbitration shall be conducted by a single arbitrator, and such arbitrator shall have no authority to add Parties, vary the provisions of this Agreement, award punitive damages, or certify a ctass. The arbitrator shall be bound by applicable and governing Federal law as well as the law of California. Each Party shall pay their own costs and fees. Claims necessitating arbitration under this section include, but are not limited to: contract claims, tort claims, claims based on Federal and state law, and claims based on local laws, ordinances, statutes or regulations. The Parties, in agreement with this sub - part of this Agreement, waive any rights they may have to a jury trial in regard to arbitral claims . D) ASSIGNMENT: This Agreement, or the rights granted hereunder, may not be assigned, sold, leased or otherwise transferred in whole or part by either Party. E) SEVERABILITY: If any part or sub - part of this Agreement is held invalid or unenforceable by a court of law or competent arbitrator, the remaining parts and sub - parts will be enforced to the maximum extent possible. In such condition, the remainder of this Agreement shall continue in full force. F) NO WAIVER: In the event that either Party fails to enforce any provision of this Agreement, this shall not constitute a waiver of any future enforcement of that provision or of any other provision. Waiver of any part or sub - part of this Agreement will not constitute a waiver of any other part or sub - part. G) HEADINGS FOR CONVENIENCE ONLY: Headings of parts and sub - parts under this Agreement are for convenience and organization, only. Headings shall not affect the meaning of any provisions of this Agreement. H) FORCE MAJEURE: Influencer is not liable for any failure to perform due to causes beyond Its reasonable control including, but not limited to, acts of God, acts of civil authorities , acts of military authorities, riots, embargoes, acts of nature and natural disasters, and other acts which may be due to unfo r eseen circumstances. I) ELECTRONIC COMMUNICATIONS PERMITTED: Electronic communications are permitted to both Parties under this Agreement, including e - mail or fax, at numbers and addresses which may be Indicated above or notified to either Party from time to time. 5 /6

EXECUTION:

Cram Racing Enterprises:

Printed Name: Cram Racing Enterprises

Representative Name: Kimberly Cram Dawson Cram

Representative Title: Co-owner

Representative Signature: [signature] [signature]

Greene Concepts, Inc.:

Printed Name: Greene Concepts, Inc.

Representative Name: Lenny Greene

Representative Title: President & CEO

Representative Signature: [signature]

LG KC DC

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